Pricing Supplement dated May 5, 2003                             Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                   File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No.88319QF65

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


-----------------------------------------------------------------------------------------------------------
Principal Amount:  $16,000,000                    Initial Interest Rate:  2.47000%
Agent's Discount or Commission:  $40,000          Original Issue Date * :  May 12, 2003
Net Proceeds to Issuer * :  $15,978,662.22        Stated Maturity Date:  April 25, 2005
-----------------------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating Rate/Fixed Rate Note
      Fixed Rate Commencement Date:
      Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
      [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
      [ ] CD Rate                [ ] Federal Funds Rate [ ] Prime Rate
      [ ] CMT Rate               [X] LIBOR              [ ] Other (see attached)
      [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
      [ ] LIBOR Reuters Page:
      [X] LIBOR Telerate Page:  3750
      LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +115 bps                     Maximum Interest Rate:     %

Spread Multiplier:  N/A                     Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 25, 2003

Interest Reset Dates:  Quarterly,  on the 25th day of January,  April,  July and
                       October

Interest Payment Dates:  Quarterly,  on the 25th day of January, April, July and
                         October

Interest  Determination  Dates:  Two London business days prior to each Interest
                                 Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period  from April 25,  2003 to April 25, 2005
       [ ] Actual/Actual for the period from  _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until Redemption
            Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes  [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:_____________%
         Initial Accrual Period OID:

Agent:
       [ ]Merrill Lynch, Pierce, Fenner & Smith   [ ]Wachovia Securities
            Incorporated                          [ ]Fleet Securities, Inc.
       [ ]Banc of America Securities LLC          [ ]J.P. Morgan Securities Inc.
       [ ]Banc One Capital Markets, Inc.          [ ]Salomon Smith Barney Inc.
       [X]Barclays Capital Inc.                   [ ]UBS Warburg LLC
       [ ]Credit Suisse First Boston              [ ]Other: ___________________
           Corporation
       [ ]Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ]The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
       [ ]The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $18,662.22 of accrued interest. Interest will be paid from April 25, 2003.



       Terms are not completed for certain items above because such items are not applicable.